Exhibit 5.1

[LETTERHEAD OF VENABLE LLP]

June 9, 2015

Seritage Growth Properties

3333 Beverly Road

Hoffman Estates, Illinois 60179

Re:	Registration Statement on Form S-11 (File No. 333-203163)

Ladies and Gentlemen:

We have served as Maryland counsel to Seritage Growth Properties, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of (a) up to 53,298,899 class A common shares (the “Class A Shares”) of beneficial interest, par value $0.01 per share (“Class A Common Shares”), of the Company, (b) up to 10,000,000 class C common shares (the “Class C Shares” and, together with the Class A Shares, the “Shares”) of beneficial interest, par value $0.01 per share (“Class C Common Shares”), of the Company and (c) up to 53,298,899 transferable subscription rights (the “Rights”) of the Company to be distributed to the stockholders of Sears Holdings Corporation, a Delaware corporation, to purchase the Class A Shares, each covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the related form of prospectus included therein, substantially in the form in which it was transmitted to the Commission under the 1933 Act;

2. The Declaration of Trust of the Company (the “Declaration of Trust”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The form of Articles of Amendment and Restatement of the Company to be filed with the SDAT prior to the issuance of the Shares (the “Articles of Amendment and Restatement”), certified as of the date hereof by an officer of the Company;

4. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Seritage Growth Properties

June 9, 2015

6. Resolutions adopted by the Board of Trustees of the Company (the “Board”) relating to, among other matters, the authorization of the sale, issuance and registration of the Shares and the Rights (the “Resolutions”), certified as of the date hereof by an officer of the Company;

7. The form of Subscription Rights Certificate to subscribe for the Class A Shares (the “Rights Certificate”);

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Seritage Growth Properties

June 9, 2015

5. Upon the issuance of any Shares, including Class A Shares which may be issued upon conversion or exercise of the Rights, (a) the total number of Class A Common Shares issued and outstanding will not exceed the total number of Class A Common Shares that the Company is then authorized to issue under the Articles of Amendment and Restatement, and (b) the total number of Class C Common Shares issued and outstanding will not exceed the total number of Class C Common Shares that the Company is then authorized to issue under the Articles of Amendment and Restatement. We note that, as of the date hereof, there are (a) more than 53,298,899 Class A Common Shares and (b) more than 10,000,000 Class C Common Shares available for issuance under the Declaration of Trust.

6. The Shares will not be issued or transferred in violation of the restrictions on transfer and ownership contained in Article VII of the Articles of Amendment and Restatement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Class A Shares has been duly authorized and, when issued and paid for upon exercise of the Rights pursuant to the Resolutions and the Registration Statement, the Class A Shares will be validly issued, fully paid and nonassessable.

3. The issuance of the Class C Shares has been duly authorized and, when issued and paid for pursuant to the Resolutions and the Registration Statement, the Class C Shares will be validly issued, fully paid and nonassessable.

4. The issuance of the Rights has been duly authorized and, when issued and paid for in accordance with the Rights Certificate, the Rights will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Seritage Growth Properties

June 9, 2015

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP